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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

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                            SCHEDULE 14D-1
                  Tender Offer Statement Pursuant to
        Section 14(d)(1) of the Securities Exchange Act of 1934
                           (Amendment No. 1)

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                          Tivoli Systems Inc.
                       (Name of Subject Company)

                        Topaz Acquisition Corp.
              International Business Machines Corporation
                               (Bidders)
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                Common Stock, Par Value $0.01 Per Share
                    (Title of Class of Securities)

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                               888722105
                 (CUSIP Number of Class of Securities)

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                      Lawrence R. Ricciardi, Esq.
               Senior Vice President and General Counsel
              International Business Machines Corporation
                           Old Orchard Road
                        Armonk, New York 10504
                            (914) 765-1900

     (Name, Address and Telephone Number of Persons Authorized to
       Receive Notices and Communications on Behalf of Bidders)

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                               Copy to:
                        Robert L. Seelig, Esq.
                        Cravath, Swaine & Moore
                            Worldwide Plaza
                           825 Eighth Avenue
                       New York, New York 10019
                            (212) 474-1000



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          International Business Machines Corporation and Topaz
Acquisition Corp. hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 (the "Statement"), originally filed on February 2, 1996, with respect to their offer to purchase all outstanding shares of Common Stock, par value $0.01 per share, of Tivoli Systems Inc., a Delaware corporation, as set forth in this Amendment No. 1. Capitalized terms not defined herein have the meanings assigned thereto in the Statement.


          Item 10. Additional Information.

          On February 20, 1996, IBM issued a press release, a copy of which is attached hereto as Exhibit (a)(10) and is incorporated herein by reference.

          Item 11. Material to be filed as Exhibits.

          (a)(10) Press Release, dated February 20, 1996.


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                               SIGNATURE


          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 21, 1996


                                    TOPAZ ACQUISITION CORP.,

                                      by: /s/   LEE A. DAYTON
                                         -----------------------
                                         Name:  Lee A. Dayton
                                         Title: President


                                    INTERNATIONAL BUSINESS MACHINES
                                    CORPORATION,

                                      by: /s/  JOHN E. HICKEY
                                         -----------------------
                                         Name:  John E. Hickey
                                         Title: Vice President,
                                                Assistant General
                                                Counsel and
                                                Secretary


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                             EXHIBIT INDEX



                                                              Sequentially
Exhibit No.                       Exhibit                     Numbered Page
-----------                       -------                     -------------

(a)(10)           Press Release, dated February 20,
                  1996